UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 23, 2017

SILGAN HOLDINGS INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-22117	06-1269834
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4 Landmark Square, Stamford, Connecticut		06901
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (203) 975-7110

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01.	Entry into a Material Definitive Agreement.

On January 23, 2017, Silgan Holdings Inc. (the “Company”) and Silgan Holdings LLC, Silgan White Cap Holdings Spain, S.L. and Silgan Holdings B.V., each a wholly owned subsidiary of the Company (collectively, the “Buyers”), entered into a purchase agreement (the “Purchase Agreement”) with WestRock Company (“WestRock”) and WestRock MWV, LLC, a wholly owned subsidiary of WestRock (the “Seller”), to acquire the specialty closures and dispensing systems business (the “Business”) of WestRock. Pursuant to the Purchase Agreement, subject to the terms and conditions set forth therein, the Buyers will acquire all of the outstanding equity interests of certain direct and indirect subsidiaries of the Seller that are engaged in the Business for a purchase price in cash of $1.025 billion (the “Acquisition”). The purchase price is subject to adjustment for working capital, indebtedness and certain other items as set forth in the Purchase Agreement. The Company expects to initially fund the purchase price for this Acquisition from a combination of cash on hand and borrowings under the Company’s senior secured credit facility, including a committed incremental term loan.

The Acquisition is expected to close late in the first quarter of 2017, subject to the satisfaction or waiver of certain customary closing conditions, including the receipt of applicable regulatory approvals. The Purchase Agreement includes customary representations, warranties and covenants of the parties. The Purchase Agreement may be terminated under certain circumstances, including by the Buyers or the Seller if the Acquisition has not closed within 90 days after the date of the Purchase Agreement, subject to the parties’ rights to extend such date by up to an additional 90 days if all conditions precedent other than the regulatory approval condition precedent have been satisfied at that time or under certain other circumstances. The Company and WestRock also have agreed to enter into a customary transition services agreement at the closing.

In addition, each of the Buyers and the Seller has agreed to provide indemnification to the other party with respect to the representations, warranties and covenants made by such party under the Purchase Agreement as well as for certain other specific matters as set forth in the Purchase Agreement, which indemnification is subject to specified limitations as set forth in the Purchase Agreement. Pursuant to the Purchase Agreement, the Company has unconditionally guaranteed amounts owing by the Buyers under the Purchase Agreement and the Buyers’ indemnification obligations under the Purchase Agreement and WestRock has unconditionally guaranteed amounts owing by the Seller under the Purchase Agreement and the Seller’s indemnification obligations under the Purchase Agreement.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is attached as Exhibit 2.1 and incorporated herein by reference.

The Purchase Agreement has been filed to provide security holders with information regarding its terms. It is not intended to provide any other factual information about the Company, WestRock or their respective subsidiaries and affiliates. The Purchase Agreement contains representations and warranties by the parties to the Purchase Agreement. These representations and warranties were made solely for the benefit of the other parties to the Purchase Agreement and (i) are not intended to be treated as categorical statements of fact, but rather as a way of allocating risk to one of the parties if those statements prove to be inaccurate, (ii) may have been qualified in the Purchase Agreement by confidential disclosure schedules that were delivered to the other party in connection with the signing of the Purchase Agreement, which disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations, warranties and covenants set forth in the Purchase Agreement, (iii) may be subject to standards of materiality applicable to the parties that differ from what might be viewed as material to stockholders and (iv) were made only as of the date of the Purchase Agreement or such other date or dates as may be specified in the Purchase Agreement. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in public disclosures by the Company. Accordingly, you should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or WestRock.

Section 9—Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

2.1	Purchase Agreement dated as of January 23, 2017 by and among Silgan Holdings LLC, Silgan White Cap Holdings Spain, S.L., Silgan Holdings B.V., WestRock MWV, LLC, solely for purposes of Sections 4.19 and 9.2 and ARTICLE 11, WestRock Company, and, solely for purposes of Sections 4.8, 4.19 and 9.1 and ARTICLE 11, Silgan Holdings Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SILGAN HOLDINGS INC.

By:	/s/ Frank W. Hogan, III
Frank W. Hogan, III
Senior Vice President, General Counsel and Secretary

Date: January 27, 2017

INDEX TO EXHIBITS

Exhibit No.	Description

2.1	Purchase Agreement dated as of January 23, 2017 by and among Silgan Holdings LLC, Silgan White Cap Holdings Spain, S.L., Silgan Holdings B.V., WestRock MWV, LLC, solely for purposes of Sections 4.19 and 9.2 and ARTICLE 11, WestRock Company, and, solely for purposes of Sections 4.8, 4.19 and 9.1 and ARTICLE 11, Silgan Holdings Inc.

5